EXHIBIT NO. 21.1
SUBSIDIARIES OF FIRST TRINITY FINANCIAL CORPORATION
AN OKLAHOMA CORPORATION

FIRST TRINITY CAPITAL CORPORATION

INCORPORATION DATE	MARCH 9, 2006

STATE OF INCORPORATION	OKLAHOMA

PERCENTAGE OF OWNERSHIP	100%

TRINITY LIFE INSURANCE COMPANY

INCORPORATION DATE	JULY 15, 1997

STATE OF INCORPORATION	KANSAS

REDOMOCILED TO OKLAHOMA	JULY 31, 2009

PERCENTAGE OF OWNERSHIP	100%